As filed with the Securities and Exchange Commission on August 17, 2020

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_____________________

AUDIOEYE, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2939845
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5210 E. Williams Circle, Suite 750

Tucson, Arizona 85711

(Address of principal executive offices, including zip code)

_____________________

AudioEye, Inc. Amended and Restated 2019 Equity Incentive Plan

(Full title of the Plan)

William Gleeson

General Counsel

5210 E. Williams Circle, Suite 750

Tucson, Arizona 85711

(206) 915-1192

(Name, address, and telephone number, including area code, of agent for service)

_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check One):

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common Stock, par value $0.00001 per share	900,000	$13.13	$11,817,000	$1,533.85

(1)

Represents additional securities of common stock, par value $0.00001 per share (“Common Stock”), of AudioEye, Inc. (the “Registrant”) that are available for issuance under the AudioEye, Inc. Amended and Restated 2019 Equity Incentive Plan (the “Plan”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of shares of Common Stock that may be offered and sold as a result of future stock splits, stock dividends or similar transactions under the Plan.

(3)

Pursuant to Securities Act Rule 457(c) and Rule 457(h), the maximum offering price, per share and in the aggregate, was calculated upon the basis of the average of the high and low prices of the Common Stock on August 13, 2020 ($13.13) as reported on the NASDAQ Capital Market.

(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $129.80 per $1,000,000 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

Except as the context otherwise requires, references to “we,” “our,” “us,” “AudioEye,” the “Company” and the “Registrant” are to AudioEye, Inc.

The Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on May 24, 2019 (File No. 333-231760) is hereby incorporated by reference. By such Registration Statement, the Company registered 1,000,000 shares of Common Stock, par value $.00001 per share, which were available for issuance in respect of awards to be granted under the AudioEye 2019 Equity Incentive Plan (the “2019 Equity Plan”). The board of directors of the Company adopted an amendment to the 2019 Equity Plan (the “Plan Amendment”), effective upon stockholder approval, which was received on May 18, 2020, in order to, among other things, increase the number of shares of Common Stock available for issuance in respect of awards to be granted under the 2019 Equity Plan from 1,000,000 shares of Common Stock to an aggregate of 1,900,000 shares of Common Stock.  This Registration Statement is to register the additional 900,000 common shares.

Pursuant to General Instruction E to Form S-8, the contents of such earlier Registration Statement are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.

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Item 8.	Exhibits.

Exhibit No.	Description
5.1	Opinion of William Gleeson
23.1	Consent of MaloneBailey, LLP
23.2	Consent of William Gleeson (included in Exhibit 5.1)
24.1	Power of Attorney (set forth on signature page hereto)
99.1*	Amended and Restated AudioEye 2019 Equity Incentive Plan (Incorporated by Reference to Annex A to the definitive proxy statement filed on April 7, 2020)

* Incorporated herein by reference as indicated

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on August 17, 2020.

AudioEye, Inc.

By:	/s/ Sachin Barot
Sachin Barot
Chief Financial Officer

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POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carr Bettis and Sachin Barot and each of them the undersigned’s true lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Dr. Carr Bettis	Executive Chairman and Director	August 17, 2020
Dr. Carr Bettis

/s/ David Moradi	Chief Executive Officer, Principal Executive Officer,	August 17, 2020
David Moradi	Chief Strategy Officer and Director

/s/ Sachin Barot	Chief Financial Officer, and	August 17, 2020
Sachin Barot	Principal Financial Officer

/s/ Jamil Tahir	Director	August 17, 2020
Jamil Tahir

/s/Anthony Coelho	Director	August 17, 2020
Anthony Coelho

/s/ Marc Lehmann	Director	August 17, 2020
Marc Lehmann

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